Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-146892) and Form S-8 (333-158096, 333-157002, 333-150873, 333-116400, 333-88864, 333-47024, 333-38194, 333-38080, 333-35016, 333-91121) of Agilent Technologies, Inc. of our report  dated December 19, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the revision to the financial statement presentation discussed in Note 1 and as it relates to segment information in Note 21 as to which the date is September 4, 2009, relating to the consolidated financial statements, financial statement schedule and effectiveness of internal control over financial reporting of Agilent Technologies, Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California

September 4, 2009